CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in the Registration Statement of International Food Products Group, Inc. on Form S-8 relating to the registration of 5,000,000 common shares to be issued to certain outside consultants pursuant to the 2003 Compensation Plan for Outside Consultants of our Auditors' Report, dated November 14, 2002, on the balance sheets of International Food
Products Group, Inc. as at June 30, 2002 and 2001, and the related statements of operations, statements of shareholders' equity (deficit), and statements of cash flows for the years ended June 30, 2002 and 2001.


/s/ Kelly & Company
Kelly  &  Company
Costa  Mesa,  California
August  29,  2003